Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement on Form S-1 of PLBY Group, Inc. of our report dated September 22, 2020 on the consolidated financial statements of Yandy Holdings, LLC and Subsidiary as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe LLP
Crowe LLP

Sherman Oaks, California

June 7, 2021